EXHIBIT 10.2

trivago GmbH

Bennigsen-Platz 1

40474 Düsseldorf

Germany

For the attention of: Paulette Wong, Senior Manager, Treasury Operations

DATE: September 5th 2014

Dear Sirs,

We, Bank of America Merrill Lynch International Limited (the “Lender”), are pleased to advise the addressee of this letter (the “Borrower”) that we are prepared to offer to the Borrower an uncommitted facility (the “Facility”) under which we will consider, upon the request of the Borrower from time to time, making available such amounts as we may, for the time being, determine in our sole discretion; such amounts not exceeding in aggregate €10,000,000 (ten million euro) outstanding at any one time. Please note that the reference in the preceding sentence to a maximum amount shall not be taken as a commitment on the part of the Lender that it will agree (or not agree) to make any Utilisation (as defined below) or to extend any credit whether in an amount less than or greater than €10,000,000. We may, without prejudicing any of our rights, at any time with or without notice, terminate the Facility pursuant to paragraph 1.2 of this letter or amend any of the following terms and conditions of the Facility pursuant to paragraph 6.15 of this letter.

For the purposes of this letter:

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Business Day” means a day on which banks are open for business in London.

“euro” or “€” means the single currency of the Participating Member States.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Utilisation Request” means a notice substantially in the form set out in the Schedule.

1	FACILITY

1.1	Utilisation

Subject to the terms of this letter, the Facility may be utilised in the manner and at any one time specified as follows (each a “Utilisation”) by way of revolving advances in amounts agreed to by the Lender (each an “Advance”).

1.2	Availability

The availability of the Facility is at the Lender’s absolute discretion and the Facility may be terminated at any time by the Lender, with or without prior notice to the Borrower.

1.3	Conditions precedent to Utilisation

Prior to the Borrower requesting that the Lender makes a Utilisation:

(a)	in respect of the initial Utilisation, the Lender must first confirm that it has received all of the documents and other evidence listed in paragraph 7 in form and substance reasonably satisfactory to the Lender (the Lender will notify the Borrower promptly upon being so satisfied); and

(b)	in relation to any subsequent Utilisation, the Borrower must first confirm that, on the date on which the Utilisation is requested and on the date on which the Utilisation is requested to be made, all the representations and warranties in paragraph 4 of this letter are true and correct in all material respects.

1.4	Utilisation request

(a)	Subject to paragraphs 1.4(b) and 1.4(c) below, the Borrower may utilise the Facility by way of an Advance by delivery to the Lender of a duly completed Utilisation Request (in form and substance satisfactory to the Lender) not later than 10.00am London time two Business Days prior to the date of proposed drawdown of the relevant Advance. Such utilisation request must identify (i) the proposed date of drawdown of the proposed Advance; (ii) the amount of the proposed Advance; and (iii) the proposed term and interest period of the proposed Advance (for the avoidance of doubt, such term and interest period shall comply with paragraphs 1.5 and 2 below).

(b)	In respect of a proposed Advance, the amount of the proposed Advance must be not less than €1,000,000.

(c)	The Borrower may only request an Advance in euro.

1.5	Term and repayment

(a)	Each Advance shall be made for a term of 1, 2, 3 or 6 months or such other period as the Borrower and Lender may agree to (in respect of an Advance, such period is the “Relevant Term”). Subject to paragraph 1.5(e) below, the Borrower shall repay each Advance on the last date of the Relevant Term in respect of that Advance.

(b)	Notwithstanding any other provision of this letter, the Borrower undertakes that:

(i)	within three Business Days of demand by the Lender (such demand may be delivered at any time by the Lender to the Borrower) or unilateral termination of this letter by the Lender; or

(ii)	immediately following termination of the Facility in accordance with the terms of this letter,

the Borrower will:

(A)	repay to the Lender all outstanding Advances under the Facility together with all accrued and unpaid interest and any other sums for which the Borrower is liable hereunder and in respect of which remain unpaid; and

(B)	reimburse to the Lender on demand all losses, costs and expenses incurred by the Lender in liquidating and/or re-employing deposits from third parties acquired to make or maintain any Advances or any part thereof.

(c)	The Borrower shall repay with respect to each Utilisation, and all amounts that are payable by the Borrower to the Lender in connection with such Utilisation, in the same currency in which that Utilisation was made.

(d)	Notwithstanding anything to the contrary in this letter, if the Lender agrees to make a new Advance on the same day as an existing Advance is to be repaid (such existing Advance, the “Existing Advance”) by the Borrower, the Borrower hereby irrevocably instructs the Lender to apply (to the extent necessary) the proceeds of such new Advance in or towards making repayment of the Existing Advance (but without prejudice to the Borrower’s obligation to repay the maturing Advance prior to any such application).

(e)	In the event that the Borrower does not pay any amount due hereunder on the due date for payment of such sum, interest shall accrue on that sum from the date of non-payment until the date on which the Lender has received full and final payment of that sum (both before and after judgment) at the rate which is equal to 1.50 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance and will be immediately due and payable on demand from the Lender and, to the extent not paid, shall be compounded to the overdue amount (but will remain immediately due and payable) and itself attract interest at the aforesaid rate.

(f)	Notwithstanding anything to the contrary in this letter, the Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, without any premium or penalty, upon written notice delivered to the Lender not later than 10.00am London time three Business Days prior to the date of prepayment.

2	INTEREST AND OTHER CHARGES

2.1	Advances

(a)	The Borrower will pay interest on each Advance and, subject to paragraph 2.1(d) below, such interest will be payable on the last day of the relevant interest period and will be paid in the same currency in which the relevant Advance was made.

(b)	Where the Relevant Term of an Advance is 3 months or less, the interest period for that Advance will be the same as Relevant Term for that Advance. Where the Relevant Term of an Advance is more than 3 months, the interest period for that Advance shall be in multiples of 3 months. An interest period for an Advance shall start on the date of drawdown of that Advance.

(c)	Notwithstanding anything to the contrary, if the Relevant Term for an Advance is for a period greater than 3 months, accrued interest on that Advance shall be paid on the date falling 3 months after the date that that Advance was made and then on each date falling 3 months thereafter.

(d)	Interest will accrue and be calculated in respect of each Advance on the basis of the number of days elapsed from and including the date of Advance to but excluding the date of repayment under a 360 day year at a rate per annum equal to:

(i)	1.00 per cent (the “Margin”); plus

(ii)	LIBOR (as determined by the Lender in good faith by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for deposits in euros (as set forth by any service selected by the Lender that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purposes of displaying such rates) for a period equal to the term of the applicable Advance) at 11 a.m. London time on such day as would generally be treated as the rate fixing day in the London interbank market and if any such date is below zero, LIBOR will be deemed to be zero.

2.2	Market Disruption

If the Lender determines, in its absolute discretion, that adequate or fair means do not exist for ascertaining LIBOR for the relevant currency and interest period, or the Lender determines that matching deposits are not available to the Lender in the interbank market in the ordinary course of business to fund Advances, or the Lender determines that the cost to it of matching deposits in the interbank market would be in excess of LIBOR, then a market disruption event shall occur. Without impairing the discretionary nature of this uncommitted Facility, if a market disruption event occurs in relation to an Advance for an interest period, the Lender may determine that the rate of interest on that Advance for the interest period shall be the rate per annum which is the sum of:

(a)	the Margin, plus

(b)	the rate expressed as a percentage rate per annum, of the cost to the Lender of funding that Advance from whatever source the Lender may select in its absolute discretion.

3	SUPPORT

3.1	Guarantee

The Borrower’s obligations hereunder are to be unconditionally guaranteed at all times by Expedia, Inc. (the “Guarantor”) under a guarantee (the “Guarantee”) in form and content satisfactory to the Lender.

4	REPRESENTATIONS

The Borrower makes the following representations and warranties to the Lender.

4.1	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of Germany.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

4.2	Binding obligations

Subject to Legal Reservations, the obligations expressed to be assumed by it in this letter are legal, valid, binding and enforceable obligations.

“Legal Reservations” means:

a.	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, moratorium and other laws generally affecting the rights of creditors and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

b.	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

c.	similar principles, rights and defences under the laws of the jurisdiction of incorporation of the Borrower or Guarantor.

4.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this letter do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument,

in each case except as would not reasonably be expected to have a material adverse effect on the Borrower’s financial condition or operations.

4.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this letter and the transactions contemplated by this letter.

(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of indemnities contemplated by this letter.

4.5	Validity and admissibility in evidence

(a)	All authorisations, consents, approvals, resolutions, licence, exemptions, filings, notarisations and registrations (“Authorisations”) required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this letter; and

(ii)	to make this letter admissible in evidence in England and Wales,

have been obtained or effected and are in full force and effect, except as would not reasonably be expected to have a material adverse effect on the Borrower’s financial condition or operations.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect, except as would not reasonably be expected to have a material adverse effect on the Borrower’s financial condition or operations.

4.6	Governing law and enforcement

The choice of English law as the governing law of this letter will be recognised and enforced in Germany.

4.7	Economic sanctions

(a)	Neither the Borrower nor any of its subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents (in the case of agents only, solely with respect to agents that will act in any capacity in connection with or benefit from the credit facility established hereby) is an individual or entity dealings with which are currently the subject of Sanctions.

(b)	No Advance or use of any part of the proceeds of any Advance will be used for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is the subject of any Sanctions, or in any other manner that will result in a violation by any party hereto of applicable Sanctions.

(c)	“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union, or Her Majesty’s Treasury of the United Kingdom.

4.8	Times when representations are made

(a)	All the representations and warranties in this paragraph 4 are made by the Borrower on the date of this letter, on each date that an Advance is requested and is made and on the last date of each Relevant Term.

(b)	Each representation or warranty deemed to be made after the date of this letter shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

5	UNDERTAKINGS

5.1	Pari passu undertaking

The Borrower shall ensure that, unless otherwise agreed to in writing by the Lender, at all times any unsecured and unsubordinated claims of the Lender against the Borrower under this letter rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

5.2	Information undertakings

The Borrower undertakes that it will:

(a)	provide the Lender with the Guarantor’s audited annual consolidated financial statements within 180 days of the Guarantor’s financial year end (it being understood that the filing with the Securities and Exchange Commission or any successor thereto of annual reports on Form 10-K of the Guarantor and its consolidated subsidiaries shall satisfy the requirements of this Section 5.2(a) to the extent such annual reports include the information specified herein);

(b)	notify the Lender of any default (and the steps, if any, being taken to remedy it) under the terms of this letter promptly upon becoming aware of its occurrence; and

(c)	provide the Lender promptly with any other information which the Lender may reasonably request.

6	MISCELLANEOUS

6.1	No withholding

(a)	All payments hereunder are to be made in immediately available funds to such accounts as we may from time to time select, free and clear of and without any withholding or deduction whatsoever, whether in respect of present or future taxes, duties or other charges, except to the extent required by law.

(b)	If the Borrower is compelled or required by law to make any such withholding or deduction the Borrower shall be entitled to make such withholding or deduction and undertakes (i) to notify the Lender as soon as practicable, (ii) to the extent the amounts so withheld or deducted is an Indemnified Tax, to pay to the Lender such additional amounts as are necessary for the Lender to receive the amount which would have been payable if no such withholding or deduction had been required, (iii) to pay the amount so deducted or withheld to the relevant taxing authority when due in accordance with applicable law and (iv) to provide the Lender with evidence that such taxes, duties or charges have been paid by forwarding to us official receipts within 30 days of the relevant payment.

(c)	Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under this letter shall deliver to the Borrower, at the time or times and in the manner prescribed by applicable law and at such other time or times reasonably requested by the Borrower, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.

(d)	“Excluded Taxes” means any of the following taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) taxes imposed on or measured by net income (however denominated), franchise and similar taxes, and branch profits and similar taxes, in each case imposed as a result of the Lender being organized under the laws of, having its principal office in, or having its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), or imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax, (b) withholding taxes imposed on amounts payable to or for the account of the Lender pursuant to a law in effect on the date on which the Lender becomes a Lender, acquires an interest in the Advance or changes its lending office or (c) taxes attributable to the Lender’s failure to comply with Section 6.1(c).

(e)	“Indemnified Taxes” means any taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower or the Guarantor under this letter.

6.2	Place of payment

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in London) with such bank as the Lender specifies.

6.3	Enforcement Costs

The Borrower undertakes within three Business Days of demand to pay the Lender the amount of all costs and expenses (including reasonable legal fees) incurred and paid by us in connection with the enforcement of, or the preservation of any rights under this Facility.

6.4	Increased costs

Subject to paragraph 6.5 (Exceptions), the Borrower undertakes to pay or reimburse to the Lender, promptly following demand by the Lender, any Increased Cost incurred by the Lender or the holding company of any Lender (each, an “Affected Party”) as a result of:

(a)	the introduction of or any change in (or in the interpretation or application of) any law or regulation after the date of this letter (provided that, for purposes of this letter, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and become effective after the date of this letter); or

(b)	compliance with any law or regulation made after the date of this letter.

In this letter:

(i)	“Increased Costs” means (A) a reduction in the rate of return from the Facility or on the Affected Party’s overall capital to a level below that which the Affected Party could have achieved but for such event (taking into consideration such Affected Party’s policies with respect to capital adequacy and liquidity); (B) an additional or increased cost of making or maintaining any Advance; or (C) a reduction of any amount due and payable under this letter, in each case which is incurred or suffered by an Affected Party to the extent that it is attributable to that Affected Party having entered into the Facility under this letter or funding or performing its obligations under this letter.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.”

6.5	Exceptions

Paragraph 6.4 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to the wilful breach by the Affected Party of any law or regulation; or

(b)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this letter (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Affected Party).

6.6	General indemnity

The Borrower shall, within three Business Days of demand, indemnify the Lender against any reasonable and documented cost, loss or liability incurred and paid by it as a result of the occurrence of any default by the Borrower under the terms of this letter or breach of any of the terms of this letter by the Borrower or funding, or making arrangements to fund, a Utilisation but which Utilisation is not made by reason of the operation of any one or more of the provisions of this letter (other than by reason of material default, gross negligence or wilful misconduct by the Lender, verified by a final, unqualifiable judgment of an English court).

6.7	Currency indemnity

(a)	If any sum due from the Borrower under this letter (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under this letter in a currency or currency unit other than that in which it is expressed to be payable.

6.8	Consolidation of accounts

The Borrower agrees that in addition to any right of set-off or other general lien or similar right to which the Lender may be entitled at law, the Lender may at any time, and without further notice to the Borrower, combine and consolidate all or any of the accounts with the Lender or an Affiliate in the Borrower’s name, or to which it is beneficially entitled, at any of the Lender’s or its Affiliates’ branches and in any currency and the Lender may set-off any money whatsoever whether on current or deposit account, which the Lender or an Affiliate may at any time hold for the Borrower’s account or which may be owing to it against any of the Borrower’s liabilities to the Lender whatsoever whether actual or contingent, joint or several, as principal or surety wheresoever owed or held and the Borrower hereby irrevocably authorises the Lender or its Affiliate to debit to any account or accounts which the Borrower may have with the Lender or its Affiliates all or any amounts due to the Lender in connection with this Facility. Any currency conversions required for the purposes of this paragraph 6.8 shall be effected at the Lender or its Affiliate’s spot rate of exchange at 11.00 a.m. London time on the day of conversion.

6.9	Partial validity

If, at any time, any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

6.10	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this letter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies provided by law.

6.11	Governing law and enforcement

(a)	This letter is governed by English law.

(b)	To the extent permitted by the laws of jurisdiction of the relevant party to this letter, any non-contractual obligations arising out of or in connection with this letter are governed by English law.

(c)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (a “Dispute”). This paragraph is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent permitted by law, the Lender may take concurrent proceedings in any number of jurisdictions.

6.12	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each of the Borrower and Guarantor irrevocably appoints Expedia.com Limited, with an address of Angel Building, 407 St. John Street, London EC1V 4EX, as its agent for service of process in relation to any proceedings before the courts of England in connection with this letter and the Guarantee as applicable (and Expedia.com Limited, by its execution of this letter, accepts that appointment) and agrees that failure by an agent for service of process to notify the Borrower or Guarantor as the case may be of the process will not invalidate the proceedings concerned. The Lender (or any person acting on its behalf) shall use its reasonable endeavours to provide a copy of any process served on an agent by post to the Borrower or the Guarantor, as applicable. Failure or delay in so doing shall not prejudice the effectiveness of service of such process.

6.13	Changes to parties

(a)	The Lender may at any time assign and/or transfer and/or novate and/or grant participations and/or enter into any other contractual relations whatsoever in or in relation to all or any part of the Lender’s rights and benefits in or under the Facility granted pursuant to this letter or any one or more Utilisations thereof. Any assignment or transfer by the Lender will require the consent of the Borrower unless the assignment of transfer is to an affiliate of the Lender. The consent of the Borrower to any assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 Business Days after the Lender has requested it unless consent is expressly refused by the Borrower in that time.

(b)	The Borrower may not assign any of its rights or transfer any of its rights or obligations under this letter.

6.14	Confidentiality

The Lender is hereby authorised to disclose the contents of this letter, any notices or other documents delivered in connection with this letter, any information regarding the Borrower or which is publicly available:

(a)	to any transferee, novating party, assignee or participant (whether actual or potential), any Affiliate or any person with whom the Lender may otherwise consider entering into contractual relations in relation to this Facility or any one or more Utilisations thereof, provided such person agrees to keep the information confidential.

(b)	in connection with any court proceedings;

(c)	to the Lender’s, or any Affiliate’s, officers, directors, employees, auditors and professional advisers (it being understood that all such persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); and

(d)	any information whatsoever in relation to the Borrower or the aforesaid documents and notices if required to do so by any law or regulation or by any request or the requirement (whether or not having the force of law) of any central bank, governmental, monetary, regulatory or other authority.

6.15	Counterparts and Amendments

This letter may be signed in any number of counterparts, all of which, when taken together, shall constitute one and the same document. This letter may be amended only by written notice to the Borrower signed by the Lender.

6.16	Notices

(a)	Any notice or communication under or in connection with this letter shall be in writing and shall be delivered personally or by post or fax to the address shown above or at such other address as the recipient may have notified to the Lender in writing. Proof of posting or despatch of any notice or communication to the Borrower shall be deemed to be proof of receipt:

(i)	in the case of a letter on the third Business Day after posting;

(ii)	in the case of fax on the Business Day immediately following the date of despatch.

(b)	Any notice given under or in connection with this letter must be in English.

(c)	All other documents provided under or in connection with this letter must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(d)	Any communication to be made between the Borrower and the Lender under or in connection with the letter may be made by electronic mail or other electronic means

(e)	Any electronic communication made between the Borrower and the Lender will be effective only when actually received in readable form.

6.17	Third parties

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or to enjoy the benefit of any term of this letter agreement.

6.18	Prior agreements

This letter supersedes any prior agreements and understandings between the parties hereto with respect to the subject matter of this letter and is the complete agreement of each of the parties hereto with respect to the subject matter of this letter.

6.19	Delegates

The Lender may delegate by notice to the Borrower any or all of its rights and obligations under this letter to any of its branches, subsidiaries and/or affiliates (each a “Delegate”) and may designate any Delegate as responsible for the performance of any of its appointed functions under this letter. Following designation, a Delegate may rely on this letter.

7	CONDITIONS PRECEDENT

The Lender will consider requests for Utilisations under this Facility only when the Lender has received the following documents and evidence and notified the Borrower that the Lender has found them to be satisfactory (in the Lender’s absolute discretion):

(a)	Copies of the constitutive documents (with all amendments) for each of the Borrower and Guarantor together with certificates of their registration.

(b)	Copies of all necessary corporate resolutions of each of the Borrower and Guarantor approving the entry into, the terms of and the transactions contemplated by this letter or the Guarantee and:

(i)	approving the terms of, and the transactions contemplated by, this letter or the Guarantee and resolving that it execute, deliver and perform this letter or the Guarantee;

(ii)	authorising a specified person or persons to execute this letter or the Guarantee on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter or the Guarantee.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 7(b)(ii) above in relation.

(d)	A certificate of each of the Borrower and Guarantor (signed by a director or officer) confirming that borrowing under the Facility or any guarantee in connection with the Facility would not cause any borrowing, guarantee or similar limit binding on the Borrower or Guarantor to be exceeded.

(e)	A certificate of an authorised signatory of each of the Borrower and Guarantor certifying that each copy document specified in this paragraph 7 (including, without limitation, the Guarantee) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this letter.

(f)	A copy of an original of this letter, duly signed by all parties hereto.

(g)	A copy of an original of the Guarantee, duly signed by the Guarantor.

(h)	A legal opinion from Kaye Scholer LLP in form and substance as agreed with the Lender prior to the date of this Agreement in relation to the Borrower and a legal opinion acceptable to the Lender from general counsel to the Guarantor in the jurisdiction of the Guarantor.

(i)	All documents and evidence required by the Lender to satisfy applicable know-your-customer requirements applicable to each of the Borrower and Guarantor.

(j)	A copy of the most recent set of audited annual consolidated financial statements of the Guarantor (it being understood that delivery of a copy of the annual report on Form 10-K of the Guarantor and its consolidated subsidiaries most recently filed with the Securities and Exchange Commission shall satisfy the requirements of this paragraph 7(j)).

We look forward to your reply and to receipt of the documents called for above. If the conditions set out in paragraph 7 above have not been received by us (in form and substance satisfactory to us) on or before 5th September 2014 the offer constituted by this letter will lapse.

Yours faithfully,

/s/ Gary Saint
For and on behalf of
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

We agree that the letter of which this is a copy sets out the terms and conditions which will apply to any Advances provided under the uncommitted Facility to which it relates.

We agree in relation to any Utilisations to be bound by the terms and conditions and to perform all our obligations under the letter.

trivago GmbH

By:	/s/ Malte Siewert
Name: Malte Siewert
Title: Managing Director

By:	/s/ Rolf Schrömgens
Name: Rolf Schrömgens
Title: Managing Director

Expedia, Inc.
By:	/s/ Mark Okerstrom
Name: Mark Okerstrom
Title: Executive Vice President & Chief Financial Officer

By:	/s/ Robert Dzielak
Name: Robert Dzielak
Title: Executive Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED SOLELY AS TO PARAGRAPH 6.12:

EXPEDIA.COM LIMITED

By:
Name:
Title:

SCHEDULE

Utilisation Request for Advances

To:	Bank of America Merrill Lynch International Limited as Lender

From:	trivago GmbH

Dated:

Dear Sirs

trivago GmbH – Facility Agreement dated [             ] (the “Facility Agreement”)

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

We wish to borrow an Advance on the following terms:

Proposed date of drawdown:	[●]	(or, if that is not a Business Day, the next Business Day)

Amount:	€[●]

Term:	[●]

Interest period:	[●]

We confirm that each condition specified in paragraph 1.3(b) (Conditions precedent to Utilisation) and paragraph 7 (Conditions precedent) is satisfied on the date of this Utilisation Request.

The proceeds of this Advance should be credited to [account].

This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

trivago GmbH

19th December 2014

Trivago GmbH

Bennigsen-Platz 1

40474 Düsseldorf

Germany

For the attention of: Paulette Wong, Senior Manager, Treasury Operations

Dear Sirs,

Letter Agreement, dated 5th September 2014, among Bank of America Merrill Lynch International Limited, as lender (the “Lender”), trivago GmbH, as borrower (the “Borrower”), and Expedia, Inc., a Delaware corporation, as guarantor (the “Guarantor”), pertaining to that certain EUR10,000,000 Uncommitted Credit Facility for the Borrower (the “Facility Letter”)

Capitalised terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Facility Letter.

Please be advised that we hereby amend the terms of the Facility Letter as from the later of (i) the date of your acceptance by countersigning this letter and (ii) the date all CP Documents referred to below have been delivered (such date, the Effective Date) as follows: the amount available under the Facility Letter shall be increased from EUR10,000,000 to EUR50,000,000 (fifty million euro) and, accordingly, all references in the Facility Letter to EUR10,000,000 shall be substituted with EUR50,000,000. For the avoidance of doubt, the Facility shall not exceed EUR50,000,000, which may be utilised by way of revolving advances in accordance with the terms of the Facility Letter.

The amendment is subject to the Lender having received the following documents and evidences (the CP Documents) and having notified the Borrower that the Lender has found them to be satisfactory (in the Lender’s absolute discretion):

1.	Copies of all necessary corporate resolutions of the Borrower approving the entry into, the terms of and the transactions contemplated by this letter and the Amended Facility Letter (as defined below);

2.	A certificate of the Borrower (signed by a director or officer) confirming that borrowing under the Amended Facility Letter will not cause any borrowing or similar limit binding on it to be exceeded;

3.	A certificate of duly authorized signatories of the Borrower certifying that (i) each of the copy documents (other than the shareholders’ resolution referred to therein) delivered under cover of that certain certificate of the Borrower delivered in connection with the Facility Letter remain true, accurate, correct and in full force and effect and have not been amended or superseded since the date of that certificate and/or (ii) certifying which changes have been made and appending the relevant copy documents; and

4.	A copy of this letter, duly signed by all parties thereto.

The amendment referred to above is not intended to impair the discretionary nature of the Facility.

The Guarantor confirms that its Guarantee continues in full force and effect on the terms of the Guarantee and extends to the obligations of the Borrower under the Facility Letter as amended by this letter (the Amended Facility Letter). The Borrower confirms that the representations set out in clause 4 of the Facility Letter are true and correct in all material respects as of the date hereof and would also be true and correct in all material respects as of the date hereof if references to the Facility Letter therein are construed as references to the Amended Facility Letter.

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Except as expressly set forth in this letter, all terms and conditions of the Facility Letter (including, but without limitation, our rights of demand and early termination) remain unchanged and shall continue in full force and effect. From the Effective Date, the Facility Letter and this letter will be read and construed as one document.

This letter may be signed and counter-signed in any number of counterparts, all of which when taken together shall constitute one and the same document.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English courts.

To indicate acceptance of these terms please sign the enclosed duplicate of this letter and return it to us.

Yours faithfully,

/s/ Johanna Jatila

Johanna Jatila

Director

For and on behalf of

BANK OF AMERICA Merrill Lynch International Limited

We acknowledge and agree to the above letter

/s/ Malte Siewert

For and on behalf of

Trivago GmbH as the Borrower

9/12/2014
Date

/s/ Robert Dzielak

For and on behalf of Expedia, Inc. as the Guarantor

9/12/2014
Date

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